Exhibit 16.1

JLKZ CPA LLP

39-01 Main St Ste 501

Flushing, NY 11354

March 12, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

RE: Hallmark Venture Group, Inc.

We have read Item 4.01 included in the Form 8-K of Hallmark Venture Group, Inc.. (the “Company”) dated Mrach 12, 2024 to be filed with the Securities and Exchange Commission. We agree with the statements contained in the paragraphs concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of the Company contained therein.

/s/ JLKZ CPA LLP
JLKZ CPA LLP